[UGI CORPORATION LETTERHEAD]

Contact:  610-337-1000                                    For Immediate Release:
          Robert W. Krick, ext. 3645                      November 15, 2006
          Brenda A. Blake, ext. 3202


UGI REPORTS RESULTS FOR FISCAL 2006

VALLEY FORGE, Pa., November 15 - UGI Corporation (NYSE: UGI) today reported net income of $176.2 million, or $1.65 per diluted share, for its fiscal year ended September 30, 2006, compared to $187.5 million, or $1.77 per diluted share, for the fiscal year ended September 30, 2005. Prior year results include higher earnings at Antargaz due to unusually high unit margins and a weaker dollar. For the quarter ended September 30, 2006, the company recorded a seasonal loss of $0.04 per diluted share compared to a loss of $0.08 per diluted share for the same period in 2005.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, "The recent addition of UGI Penn Natural Gas to the UGI family is another step in our commitment to provide long-term shareholder value. We remain committed to our annual objectives of 6% to 10% growth in earnings per share and 4% dividend increases. We expect UGI Penn Natural Gas to be accretive to earnings in fiscal 2007 and, assuming more normal winter weather, we expect to report consolidated earnings of approximately $1.75 to $1.85 per diluted share for fiscal 2007."

UGI's domestic propane distributor, AmeriGas Propane, contributed $25.1 million to net income for the year, compared to $17.6 million in fiscal 2005. Current year and prior year results include after-tax losses on the early extinguishment of debt of $4.6 million and $9.4 million, respectively. For the twelve months ended September 30, 2006, retail propane volumes sold decreased almost 6% to 975 million gallons from 1.035 billion gallons in the prior year principally due to warmer weather and price-induced customer conservation. Nationally, weather was 10% warmer than normal in fiscal 2006 compared to weather that was almost 7% warmer than normal in the prior-year, according to the National Oceanic and Atmospheric Administration. Total margin increased $32.2 million mainly due to higher average propane unit margins and higher fees in response to increases in operating expenses. Operating and administrative expenses rose primarily as a result of higher vehicle fuel and lease expenses, higher compensation and benefits expenses, and higher maintenance and repair expenses. Operating income increased to $184.1 million in fiscal 2006 from $168.1 million in fiscal 2005.


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UGI REPORTS RESULTS FOR FISCAL 2006                                       PAGE 2

International Propane's net income in fiscal 2006 decreased to $67.1 million from $99.4 million in fiscal 2005 due to the aforementioned impact of lower unit margins and currency translation changes as well as lower sales volumes. Fiscal 2006 results include lower interest expense related to a refinancing and a one-time benefit of $7.8 million resulting from a lower estimate of income taxes to be paid on foreign earnings to be repatriated. Fiscal 2005 results also benefited from $14.2 million related to non-income tax matters. For the twelve months ended September 30, 2006, weather in International Propane's service territories based upon heating degree days was comparable to the prior year. During the fiscal year, the monthly average translation rate was $1.23 per euro compared to $1.27 per euro during fiscal 2005. Antargaz sold approximately 315 million retail gallons of liquefied petroleum gases (LPG) compared to 338 million retail gallons in 2005 primarily due to the late onset of winter weather, lower agricultural volumes sold and customer conservation. Flaga's results, including its equity participation in its joint venture, were comparable to the prior year. As previously announced, during 2006 Flaga entered into a joint venture to distribute LPG in portions of central and eastern Europe.

Net income from Gas Utility, which includes the results of UGI Penn Natural Gas as of August 24, 2006 declined in fiscal year 2006 to $38.1 million from $39.3 million in fiscal year 2005 on weather that was approximately 9% warmer than normal versus weather that was 2% warmer than normal in the prior year. Throughput in the Gas Utility declined to 82.6 billion cubic feet in 2006 versus
84.7 billion cubic feet in 2005 primarily due to warmer weather and customer conservation caused by higher natural gas prices mitigated by throughput from UGI Penn Natural Gas operations and customer growth. Gas Utility total margin increased $6.1 million in fiscal 2006 largely as a result of higher average interruptible delivery service unit margins partially offset by lower retail core-market margin. Operating expenses increased as the addition of UGI Penn Natural Gas operating expenses, along with higher uncollectible and customer assistance expenses, more than offset lower stock-based compensation and system maintenance expenses. Operating income for the year increased $2.6 million to $84.2 million.

Net income from Electric Utility decreased to $10.5 million in fiscal 2006 from $11.5 million in fiscal 2005. Sales declined almost 2% to 1,005 gigawatt-hours in fiscal 2006 mainly as a result of warmer heating-season weather compared to last year. Operating income decreased $0.9 million to $20.7 million primarily due to lower sales and higher per-unit purchased power costs.

Energy Services' fiscal year 2006 net income was $31.3 million compared with $21.7 million in fiscal 2005 primarily reflecting the previously-reported $5.3 million after-tax gain on the sale of its 50% ownership in an electric generation joint venture. Total margin increased as higher natural gas margins, including winter storage and peaking services, exceeded the effects of lower commodity sales volumes. Increases in expenses associated with electric generation led to higher overall operating expenses. Operating income from Energy Services increased to $53.1 million from $37.5 million.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation's largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

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UGI REPORTS RESULTS FOR FISCAL 2006                                       PAGE 3

UGI will host its fourth quarter FY 2006 earnings conference call on Wednesday, November 15, 2006, at 4:00 PM ET. Interested parties may listen to a live audio webcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 5934822 (International replay 719-457-0820, passcode 5934822) through November 17, 2006.

The financial tables appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/4Q06FINANCIALTABLE.PDF.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI's Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-15                                    ###                             11/15/06
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                                UGI CORPORATION
                               REPORT OF EARNINGS
                          (Millions, except per share)
                                   (Unaudited)

                                                                       Three Months Ended                 Twelve Months Ended
                                                                          September 30,                       September 30,
                                                                 -----------------------------        -----------------------------
                                                                    2006               2005              2006              2005
                                                                 ----------         ----------        -----------       -----------
Revenues:
     AmeriGas Propane                                            $   391.8          $   359.3         $  2,119.3        $   1,963.3
     International Propane                                           128.4              139.5              945.5              943.9
     Gas Utility                                                     101.7               78.5              724.0              585.1
     Electric Utility                                                 25.8               26.2               98.0               96.1
     Energy Services                                                 255.4              303.2            1,414.3            1,355.0
     Corporate & Other, net (a)                                      (24.6)            (100.6)             (80.1)             (54.7)
                                                                 ---------          ---------         ----------        -----------
        Total revenues                                           $   878.5          $   806.1         $  5,221.0        $   4,888.7
                                                                 =========          =========         ==========        ===========

Operating income (loss):
     AmeriGas Propane                                            $    (9.8)         $   (10.0)        $    184.1        $     168.1
     International Propane (b)                                        (2.4)               4.2              119.3              193.8
     Gas Utility                                                       2.0               (2.8)              84.2               81.6
     Electric Utility                                                  5.7                4.8               20.7               21.6
     Energy Services                                                   8.4                6.8               53.1               37.5
     Corporate & Other, net (a)                                        2.5               (0.3)               6.3                0.4
                                                                 ---------          ---------         ----------        -----------
        Total operating income                                         6.4                2.7              467.7              503.0

Income (loss) from equity investees                                   (1.0)              (0.6)              (2.2)              (2.6)
Loss on extinguishment of debt                                           -                  -              (18.5)             (33.6)
Interest expense:
     AmeriGas Propane                                                (17.9)             (18.9)             (74.1)             (79.8)
     International Propane                                            (5.6)              (7.2)             (24.8)             (31.5)
     Gas Utility                                                      (7.4)              (4.6)             (21.8)             (16.6)
     Electric Utility                                                 (0.6)              (0.2)              (2.5)              (1.7)
     Corporate & Other, net (a)                                          -               (0.4)              (0.4)              (0.6)
                                                                 ---------          ---------         ----------        -----------
        Total interest expense                                       (31.5)             (31.3)            (123.6)            (130.2)

Income (loss) before income taxes and minority interests             (26.1)             (29.2)             323.4              336.6
Income tax benefit (expense)                                           6.5                4.7              (98.5)            (119.2)
Minority interests, principally in AmeriGas Partners                  15.6               15.8              (48.7)             (29.9)
                                                                 ---------          ---------         ----------        -----------
Net income (loss)                                                $    (4.0)         $    (8.7)        $    176.2        $     187.5
                                                                 =========          =========         ==========        ===========

Earnings (loss) per share:
     Basic                                                       $   (0.04)         $   (0.08)        $     1.67        $      1.81
                                                                 =========          =========         ==========        ===========

     Diluted                                                     $   (0.04)         $   (0.08)        $     1.65        $      1.77
                                                                 =========          =========         ==========        ===========

Average common shares outstanding:
     Basic                                                         105.697            104.888            105.455            103.877
                                                                 =========          =========         ==========        ===========

     Diluted                                                       105.697            104.888            106.727            105.723
                                                                 =========          =========         ==========        ===========

Supplemental information:
   Net income (loss):
     AmeriGas Propane (c)                                        $    (6.9)         $    (5.3)        $     25.1        $      17.6
     International Propane (b)                                        (5.9)              (1.2)              67.1               99.4
     Gas Utility                                                      (2.6)              (4.2)              38.1               39.3
     Electric Utility                                                  2.8                2.4               10.5               11.5
     Energy Services                                                   4.6                3.5               31.3               21.7
     Corporate & Other, net (a)                                        4.0               (3.9)               4.1               (2.0)
                                                                 ---------          ---------         ----------        -----------
        Total net income (loss)                                  $    (4.0)         $    (8.7)        $    176.2        $     187.5
                                                                 =========          =========         ==========        ===========

(a) Corporate & Other includes the elimination of certain intercompany transactions.

(b) International Propane's operating income and net income for the twelve months ended September 30, 2005 include $18.8 million and $14.2 million, respectively, associated with the resolution of certain non-income tax contingencies related principally to prior years.

(c) Amounts are net of minority interests principally in AmeriGas Partners, L.P.